EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-20165, 333-20167, 333-89949, 333-64083 and 333-68176) of Northwest Pipe Company of our reports dated February 18, 2003 relating to the consolidated financial statements and financial statement schedule, which appear in this Form 10-K.

/s/    PRICEWATERHOUSECOOPERS LLP

Portland, Oregon

March 24, 2003